Exhibit 99.1

News Release

From Lifeline Systems, Inc.

[Lifeline Logo]

FOR IMMEDIATE RELEASE

Contact:

Mark Beucler

VP, Finance/CFO

(508) 988-3200

Email: mbeucler@lifelinesys.com

Lifeline Systems Reports 43 Percent Gain in

Second-Quarter GAAP Net Income

Net Income Before a Non-Recurring Gain Increased 20 Percent

FRAMINGHAM, Mass. – July 15, 2003 – Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, today announced its financial results for the second quarter and six months ended June 30, 2003.

Lifeline reported net income for the second quarter of 2003 of $2.6 million, or $0.38 per diluted share, an increase of 43 percent from $1.8 million, or $0.27 per diluted share, for the second quarter of 2002. During the quarter, the Company reached a settlement with one of its former suppliers in the amount of $0.7 million and recorded this settlement as a non-recurring item. Without the effect of this non-recurring item, net income increased 20 percent to $2.2 million, or $0.32 per diluted share, as compared to the second quarter of 2002. Total revenues for the second quarter grew eight percent to $28.6 million, from $26.5 million a year earlier. Service revenues rose 15 percent year-over-year, to $22.2 million from $19.2 million. Hardware revenues decreased to $6.0 million in the second quarter of 2003 from $6.9 million in the second quarter of 2002. This decline was on plan and is driven by Lifeline’s gradual shift in product mix to recurring service revenues.

For the six months ended June 30, 2003, Lifeline reported net income of $4.4 million, or $0.66 per diluted share, an increase of 32 percent from $3.4 million, or $0.50 per diluted share, for the first six months of 2002. Excluding the aforementioned settlement, net income was $4.0 million, or $0.59 per diluted share, an increase of 20 percent as compared to the first six months of 2002. Total revenues for the first half of 2003 rose eight percent to $55.4 million from $51.3 million for the comparable period in 2002.

(more)

Lifeline Systems Reports 43 Percent Gain in Second-Quarter GAAP Net Income

“Our Company’s strong second-quarter results, based on year-over-year quarterly comparisons, represent a pattern of consistently implementing our strategy to improve our service performance and service profitability,” said Ron Feinstein, president and chief executive officer. “Along with the year-over-year increase in service revenues, our second-quarter 2003 service margins increased to 46 percent from 43 percent in the second quarter of 2002.”

“Lifeline’s liquidity continues to grow as the Company manages its cash flow, capital expenditures and operating expenses in ways that strengthen its financial condition,” said Mark Beucler, vice president, finance, and chief financial officer. “As of June 30, 2003, the Company’s balance sheet showed cash and cash equivalents of $17.2 million with no capital lease or debt obligations, compared to June 30, 2002, when cash and cash equivalents totaled $3.4 million and capital lease and debt obligations totaled $160,000.”

Comments on Outlook

“One of Lifeline’s continuing efforts is to improve the profitability of the recurring revenue from each of our subscribers through increasing revenues per subscriber, reduced cost of service and increased productivity,” Feinstein added. “Lifeline is able to achieve its gains in service margins primarily through productivity and process improvements. We are continuing both to grow our business organically and to increase our investment in technology to improve the scalability, efficiency and functionality of the Company.

“Lifeline’s new second U.S. call monitoring facility is open, taking calls, and providing an added level of security, stability and scalability in our mission-critical business. It should be fully staffed by the end of the third quarter of 2003. We will earn a return on this $4 million investment because we will be providing the highest level of fault tolerance in our industry, creating capacity to support growth and utilizing this site for training and development of our employees and business partners.”

About the Second-Quarter Conference Call

The financial information contained in this news release will be posted on the “News Releases” page of the Investor Relations section of Lifeline’s Web site at www.lifelinesys.com.

Lifeline will Webcast its quarterly conference call over the Internet at 10:00 a.m. ET on Wednesday, July 16. On the conference call, Lifeline CEO Ron Feinstein and CFO Mark Beucler will summarize the Company’s quarterly financial results, review business and operations highlights from the quarter and discuss Lifeline’s strategic direction and growth initiatives.

(more)

Lifeline Systems Reports 43 Percent Gain in Second-Quarter GAAP Net Income

Those who wish to listen to the live broadcast should visit the Investor Relations section of the Company’s Web site at www.lifelinesys.com at least 15 minutes prior to the event and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

Lifeline’s second-quarter conference call also can be heard live by dialing (800) 406-5345 at least five minutes prior to the call. The confirmation code is 515948. The international dial-in number is (913) 981-5571.

A replay of the call will be available from 1:00 p.m. ET on Wednesday, July 16, through midnight ET Tuesday, July 22. To access the replay, dial (888) 203-1112 (US) or (719) 457-0820, (International). The confirmation code is 515948.

About Lifeline Systems, Inc.

Lifeline Systems is the leading provider of personal response services in the United States and Canada, currently serving approximately 376,000 subscribers from response centers in Massachusetts, Ontario and Quebec. The Company is committed to providing reassurance and peace of mind to people who live alone and are faced with isolation and loneliness, as well as the need for emergency response. Lifeline does this by combining dedicated, well-trained people with advanced technology. For more information about Lifeline Systems visit: www.lifelinesys.com

Safe Harbor Language

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, specifically those concerning the timely closing of the acquisition of the emergency response systems business unit of March Networks, and the integration of the business, the benefits of the Company’s new call center monitoring facility and the Company’s second-quarter 2003 financial and operating results, are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the risk of adjustment to the Company’s quarterly financial statements upon review or audit, the risk that the Company’s new marketing initiatives will not be successful, the risk that a decline in the Company’s product revenues will not be offset an increase in service revenues, the risks associated with the intended productivity improvements and other benefits from its CareSystem monitoring platform,, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.

###

Lifeline Systems, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues
Services	$22,225	$19,245	$43,652	$37,638
Net product sales	5,999	6,878	11,073	13,033
Finance and rental income	345	338	646	649

Total revenues	28,569	26,461	55,371	51,320

Costs and expenses
Cost of services	11,935	10,995	23,817	21,612
Cost of sales	1,906	2,327	3,499	4,232
Selling, general and administrative	10,719	9,644	20,569	18,915
Research and development	470	448	975	911
Restructuring and other non-recurring gain	(700)	—	(700)	—

Total costs and expenses	24,330	23,414	48,160	45,670

Income from operations	4,239	3,047	7,211	5,650
Other income, net	113	9	170	(59)

Income before taxes	4,352	3,056	7,381	5,591
Provision for income taxes	1,742	1,223	2,953	2,237

Net income	$2,610	$1,833	$4,428	$3,354

Net income per weighted average share:
Basic	$0.40	$0.29	$0.68	$0.52

Diluted	$0.38	$0.27	$0.66	$0.50

Weighted average shares:
Basic	6,541	6,429	6,517	6,389

Diluted	6,833	6,778	6,760	6,737

LIFELINE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,202	$11,065
Accounts receivable, net	10,107	10,416
Inventories	6,129	5,457
Net investment in sales-type leases	2,298	2,220
Prepaid expenses and other current assets	2,072	2,323
Deferred income taxes	1,253	1,602

Total current assets	39,061	33,083

Property and equipment, net	33,351	31,418
Net investment in sales-type leases	4,339	4,434
Goodwill, net	7,226	7,226
Other intangible assets, net	7,012	7,365
Other assets	149	134

Total assets	$91,138	$83,660

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,981	$2,341
Accrued expenses	5,991	3,332
Accrued payroll and payroll taxes	3,478	4,409
Accrued income taxes	2,280	1,691
Deferred revenues	1,098	877
Current portion of capital lease obligation, product warranty and other current liabilities	264	575
Accrued restructuring and other non-recurring charges	—	310

Total current liabilities	15,092	13,535

Deferred income taxes	7,142	7,251
Long term portion of capital lease obligation and other non-current liabilities	—	81

Total liabilities	22,234	20,867

Commitments and contingencies

Stockholders’ equity
Common stock, $0.02 par value, 20,000,000 shares authorized, 7,245,783 shares issued at June 30, 2003 and 7,101,227 shares issued at December 31, 2002	145	142
Additional paid-in capital	25,751	23,869
Retained earnings	48,004	43,576
Less: Treasury stock at cost, 621,089 shares at June 30, 2003 and December 31, 2002	(4,556)	(4,556)
Unearned compensation expense	(697)	—
Accumulated other comprehensive income/(loss)–cumulative translation adjustment	257	(238)

Total stockholders’ equity	68,904	62,793

Total liabilities and stockholders’ equity	$91,138	$83,660